UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2016

ANADARKO PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (832) 636-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 19, 2016, Anadarko Petroleum Corporation (“Anadarko”) entered into a 364-day revolving credit agreement (the “Credit Agreement”) among Anadarko, as borrower, JPMorgan Chase Bank, N.A., as the administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., and Mizuho Bank, Ltd., as co-documentation agents, and the additional lenders party thereto, providing for a 364-day senior unsecured revolving credit. The aggregate commitments of the lenders under the Credit Agreement are $2.0 billion.
The Credit Agreement replaces Anadarko’s 364-day senior unsecured revolving credit agreement, (as amended, the “Prior Agreement”) dated as of June 17, 2014 and available on January 23, 2015, among Anadarko, as borrower, JPMorgan Chase Bank, N.A., as the administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., and Mizuho Bank, Ltd., as co-documentation agents, and the additional lenders party thereto, which was scheduled to mature on January 22, 2016. Anadarko will not incur any termination penalties in connection with the replacement of the Prior Agreement. The Credit Agreement will mature on January 18, 2017 and has substantially similar terms and conditions as the Prior Agreement.
Borrowings under the Credit Agreement generally will bear interest under one of two rate options at either the London Interbank Offered Rate or an alternate base rate, at Anadarko’s election, in each case plus an applicable margin. This applicable margin will vary depending on Anadarko’s credit ratings.
Anadarko will be required to pay a facility fee on the aggregate commitment under the Credit Agreement, regardless of use, at a rate that will vary depending on Anadarko’s credit ratings.
Borrowings under the Credit Agreement may be used by Anadarko and its subsidiaries (other than Western Gas Equity Partners, LP, Western Gas Partners, LP and their respective subsidiaries) for general corporate purposes.
The Credit Agreement provides for certain affirmative and negative covenants, including a financial covenant requiring the maintenance of a consolidated indebtedness to total capitalization ratio of no greater than 65%, limitations on certain secured indebtedness, limitations on sale and leaseback transactions, and limitations on mergers and other fundamental changes. In addition, the Credit Agreement contains customary representations, warranties and events of default. Upon the occurrence of an event of default, the lenders may terminate the commitments under the Credit Agreement and require immediate repayment of all outstanding borrowings. Such termination and acceleration will occur automatically in the event of certain bankruptcy events.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.
Affiliates of certain of the lenders under each of the Credit Agreement and the Prior Agreement have provided, and may provide in the future, investment and commercial banking and financial advisory services to Anadarko and its affiliates in the ordinary course of business for which such affiliates have received and may continue to receive customary fees and commissions.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth under Item 1.01 above hereby is incorporated into this Item 1.02 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1
364-Day Revolving Credit Agreement, dated as of January 19, 2016, among Anadarko Petroleum Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., and Mizuho Bank, Ltd., as Co-Documentation Agents, and the additional lenders party thereto.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION
(Registrant)

January 25, 2016	By:	/s/ AMANDA M. McMILLIAN
Amanda M. McMillian
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
364-Day Revolving Credit Agreement, dated as of January 19, 2016, among Anadarko Petroleum Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., and Mizuho Bank, Ltd., as Co-Documentation Agents, and the additional lenders party thereto.